UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Stewart Information Services Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On April 18, 2013, the proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) published a report recommending that the stockholders of Stewart Information Services Corporation (the “Company”) vote against the “say-on-pay” proposal at the Company’s annual meeting of stockholders to be held on May 3, 2013. In its report, ISS expressed concerns regarding change in control provisions in certain employment agreements for the Company’s named executive officers (“NEOs”) and the level of disclosure provided for certain one-time transition payments made to three of the Company’s NEOs.

In response to the concerns raised in the ISS report, the Company and each NEO entered into an amendment to each NEO’s employment agreement, which eliminated the provision permitting each NEO to voluntarily terminate his employment with the Company following a “change in control” and to receive severance benefits in connection with the termination as if he had terminated his employment for “good reason” (commonly referred to as a “modified single-trigger” change in control provision). Specifically, the last sentence of Section 4.7 of each NEO’s employment agreement has been deleted, as follows:

4.7 Good Reason. Notwithstanding any other provision of this Agreement, the Executive’s employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events constituting “Good Reason” shall occur unless the Executive has consented in writing thereto: (i) the occurrence of any material breach of this Agreement by the Company or any of its affiliates; (ii) any material failure by the Company after a Change of Control of the Company to comply with Section 2 hereof; (iii) following a Change of Control of the Company, the failure to obtain the assumption in writing of all of the Company’s material obligations under this Agreement by any successor to all or substantially all of the assets of the Company or any affiliate within fifteen (15) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate; (iv) the Company’s assignment to the Executive of any duties materially inconsistent with Executive’s position, including any other action which results in a material diminution in such status, title, authority, duties or responsibility; or (v) the relocation of Executive’s office to a location more than thirty five (35) miles outside Houston, Texas. Any such termination pursuant to this Section 4.7 shall be made by the Executive providing written notice to the Company specifying the event relied upon for such termination and given within sixty (60) days after such event. Any termination for Good Reason pursuant to this Section 4.7 shall be effective sixty (60) days after the date the Executive has given the Company such written notice setting forth the grounds for such termination with specificity; provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within sixty (60) days after such notice the action constituting such ground for termination has been cured and is no longer continuing. ~~Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the date sixty (60) days following a Change of Control of the Company shall be deemed to be termination for Good Reason for all purposes under this Agreement, shall be effective upon written notice by the Executive to the Company during such 30-day period, shall be conclusive and shall not be subject to any cure by the Company.~~

The Company is also providing the following additional disclosure regarding (i) the one-time transition payments made in 2012, including the context in which the Company determined to make such payments, and (ii) the benefits of certain NEOs under the prior employment agreements that were forgone by the NEOs in exchange for such payments.

Setting the stage for the decision

In the second quarter of 2011 – following a no vote on the Company’s say-on-pay proposal – the Company initiated the process of reviewing its strategic direction. The Board felt this was a necessary first step in creating the metrics for a pay-for-performance compensation package. By the end of 2011, the Company had selected a new CEO, separated the CEO and Chairman of the Board roles (making the Board’s Lead Director the new Chairman), streamlined the organization, and expanded the responsibilities of the CEO’s direct reports based on a new organizational structure and updated company strategies. A new Chief of Human Resources was hired, Board committee assignments were revised and a new compensation committee chairman selected.

Two key tasks—new compensation program, new employment agreements

One of the first actions of the new compensation committee in 2012 was to hire a compensation consultant to assist in a total redesign of the Company’s senior executive compensation program, which would be shareholder-friendly, consistent with good governance principles, and allow the Company to accomplish its goals for recruiting, retention, and motivation of its key employees.

In addition to a new compensation program, the committee recognized the need to negotiate consistent, shareholder-friendly employment agreements with its senior executives. Several of the senior executives had existing employment agreements, the terms of which were varied given the Company’s prior organizational structure. These agreements were generally long-term employee-friendly contracts with provisions that were not in line with good governance practices.

Balancing the timing

Because the Company wanted the new compensation programs to take effect as of January 2012, the creation of the new compensation programs and the negotiation of new employment agreements occurred simultaneously. As a result, Executives were asked to work during the year without knowing how their existing compensation arrangements would be ultimately modified. In addition, the Company asked them to take on more responsibilities and push to accomplish new stretch goals without a defined pay package. The Company obtained their agreement to move forward despite that uncertainty. Company performance for 2012 proved to be outstanding.

The following is a summary of certain executives’ historical compensation arrangements and how they were modified in the new agreements:

	Prior Agreements	2012 Agreements
Compensation

-Base Pay	Based on rates negotiated at entry point to the Company (hire or re-hire date) and/or subsequent retention activities. Some agreements had base pay amounts being paid while surviving termination.	Based on amounts at or near marketplace median rates as compared to a determined group of peer companies. Multi-year salary continuation has been eliminated.

-Short Term Incentives	Cash bonuses based on either management/Board discretion or straight-line profitability of individual departments. Many amounts were determined to be guaranteed. Short Term Incentives were awarded without consideration of either a ceiling or a floor. No consideration, either positive or negative, for corporate performance. Limited or non-existent metrics were used to determine amounts. Some agreements had bonus amounts being paid while surviving termination.	Short Term Incentives are based on defined metrics, both corporate and operational. Attainment is determined by an acceptable level of performance and STI is capped annually. No STI amounts are considered to be guaranteed.

-Long Term Incentives	Limited or non-existent Long Term incentives. No consideration either positive or negative for corporate performance. Where Stock or Stock Options were granted, there were limited or non-existent vesting conditions, and in most cases Stock Grants were available for immediate sale.	Long Term Incentives are based solely on corporate performance and awarded as both Restricted Stock Awards (RSA) and Restricted Performance Units (RPU). Attainment is determined by an acceptable level of performance and LTI is capped annually. Both forms of Long Term Incentive remuneration are awarded with a 3-year cliff vesting provision. No LTI amounts are considered to be guaranteed.

-Pay Mix	The pay mix was varied based on the NEO in question. The emphasis was on short term cash payments.	Variable Pay comprised between 51% and 65% of total targeted annual compensation for NEO’s, with the majority coming in the form of Long Term Incentives.

-Stock Ownership Guidelines	No stock ownership was required of NEOs.	Formal Stock Ownership Guidelines created. Stock Ownership is required by all NEOs with specific and defined levels.

-Perquisites	Varied and sometimes guaranteed perquisites negotiated at entry point to the Company (hire or re-hire date) and or subsequent retention activities.	Perquisites are limited and no gross-ups are offered on perquisites.

Severance	No formal language existed. Severance was negotiable at the point of termination.	Specific severance amounts are defined in the instances of Death, Disability, Termination without Cause or for Good Reason, Voluntary Retirement, and Termination attributed to a Change in Control.

Change in Control	No Change in Control policy, formal or informal, existed.	All NEOs were required to agree to Defined standard Change in Control provisions.

Non-Competition / Non-Solicitation / Non-Disclosure / Intellectual Property	Non-Competition / Non-Solicitation / Non-Disclosure / Intellectual Property agreements were not in place en masse. The terms of the agreements were varied based on the NEO involved, the timeframe it was issued, and other factors	All NEOs were required to agree to Non-Competition / Non-Solicitation / Non-Disclosure / Intellectual Property agreements with no less than a 12 month consideration.

Claw back Rights	The Company had no Claw back rights.	The NEOs were required to agree to strong Claw back Rights in favor of the Company.